EXECUTION COPY

STOCK PURCHASE AGREEMENT dated as of January 19, 2007 (this “Agreement”), by and among (a) Crown Castle International Corp. (the “Buyer”), (b) Fortress Pinnacle Investment Fund LLC, FRIT PINN LLC, Fortress Registered Investment Trust, FRIT Holdings LLC and FIT GSL LLC (collectively, “Fortress”), (c) Greenhill Capital Partners, LLC, GCP SPV1, LLC and GCP SPV2, LLC (collectively, “Greenhill”), and (d) Abrams Capital International, Ltd., Abrams Capital Partners I, LP, Abrams Capital Partners II, LP, Whitecrest Partners, LP, Riva Capital Partners, LP and 222 Partners, LLC (collectively, “Abrams” and, together with Fortress and Greenhill, collectively, the “Sellers”).

WHEREAS, each of the parties hereto entered into the Stockholders Agreement dated as of October 5, 2006 (the “Stockholders Agreement”);

WHEREAS, pursuant to the Stockholders Agreement, the Sellers are entitled to sell their respective Registrable Securities (such term and each other capitalized term used but not defined herein having the meaning assigned thereto in the Stockholders Agreement) in the Initial Marketed Secondary Offering;

WHEREAS, the Buyer desires to purchase from the Sellers, and the Sellers desire to sell severally to the Buyer, an aggregate of 17,713,819 shares (the “Shares”) of common stock of the Buyer, $0.01 par value per share; and

WHEREAS, the Buyer and the Sellers have agreed to consummate such purchase and sale of the Shares in lieu of the Initial Marketed Secondary Offering on the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties and agreements contained in this Agreement, the Buyer and each Seller hereby agree as follows:

1.    Purchase and Sale of the Shares. On the terms and subject to the conditions of this Agreement, each Seller shall sell, transfer and deliver or cause to be sold, transferred and delivered to the Buyer, and the Buyer shall purchase from each Seller, the number of Shares owned by such Seller to be sold to the Buyer (as set forth opposite such Seller’s name on Schedule I hereto) for a purchase price per share equal to $33.87186 (the “Purchase Price”), payable as set forth below in Section 2.

2.    Closing. The closing (the “Closing”) of the purchase and sale of the Shares shall be held at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, at 10:00 a.m. on January 26, 2007 (the date on which the Closing occurs, the “Closing Date”). At the Closing, (a) the Buyer shall deliver to each respective Seller by wire transfer in immediately available funds the amount set forth opposite such Seller’s name on Schedule I hereto to be paid by the Buyer (such Seller’s “Closing Date Payment”) and

(b) each Seller shall deliver or cause to be delivered to the Buyer certificates representing such Seller’s Shares, duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer, with appropriate transfer stamps, if any, affixed.

3.    Representations and Warranties of each Seller. Each Seller hereby represents and warrants to the Buyer, severally and not jointly, as follows:

(a)   Title. (i) Except as set forth in Schedule 3(a) hereto, prior to the Closing, such Seller has good and valid title to such Seller’s Shares, free and clear of all liens, security interests, charges, options, claims, restrictions or encumbrances of any kind (collectively, “Liens”), and (ii) upon delivery to the Buyer at the Closing of certificates representing such Seller’s Shares, duly endorsed by such Seller for transfer to the Buyer, and upon such Seller’s receipt of its Closing Date Payment, good and valid title to such Seller’s Shares will pass to the Buyer, free and clear of any Liens, other than Liens arising from actions of the Buyer.

(b)  Authorization. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Seller. This Agreement has been duly executed and delivered by such Seller and constitutes a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

(c)   No Conflicts. The execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby and compliance with the terms hereof shall not conflict with or result in a breach or violation of (i) such Seller’s charter, articles or certificate of incorporation or bylaws or other organization or governing document of such Seller or (ii) any material contract, agreement or instrument to which such Seller or any of its subsidiaries is a party or by which any of them are bound, or judgment, order, decree, statute, law, rule or regulation, domestic or foreign, applicable to such Seller or any of its subsidiaries or their respective properties or assets.

(d)  Consents. No approval, authorization, filing, order, registration or qualification of or with any court or governmental agency or body is required to be obtained or made with respect to such Seller in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

(e)   Brokers. Such Seller has not retained any broker, investment banker, financial advisor or other person that is entitled to any brokerage, finders or other similar fee or commission payable by the Buyer or any of its affiliates in connection with the transactions contemplated hereby.

(f)   Access to Information. Such Seller has had the opportunity to ask the Buyer (and receive answers from the Buyer to) any questions it had regarding the Buyer’s operations and prospects.

4.    Representations and Warranties of the Buyer. The Buyer hereby represents and warrants to each Seller as follows:

(a)   Authorization. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Buyer. This Agreement has been duly executed and delivered by the Buyer and constitutes a legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

(b)  No Conflicts. The execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby and compliance with the terms hereof shall not conflict with or result in a breach or violation of (i) the Buyer’s certificate of incorporation or by-laws or (ii) any material contract, agreement or instrument to which the Buyer or any of its subsidiaries is a party or by which any of them are bound, or judgment, order, decree, statute, law, rule or regulation, domestic or foreign, applicable to the Buyer or any of its subsidiaries or their respective properties or assets.

(c)   Consents. No approval, authorization, filing, order, registration or qualification of or with any court or governmental agency or body is required to be obtained or made with respect to the Buyer in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

(d)  Brokers. The Buyer has not retained any broker, investment banker, financial advisor or other person that is entitled to any brokerage, finders or other similar fee or commission payable by the Sellers or any of their respective affiliates in connection with the transactions contemplated hereby.

5.	Conditions.

(a)   The obligations of the Buyer to purchase the Shares from the Sellers at the Closing shall be subject to the satisfaction of the following conditions:

(i)      the representations and warranties of the Sellers in this Agreement shall be true and correct in all material respects as of the date hereof and on and as of the Closing Date;

(ii)     each Seller shall have complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied under this Agreement at or prior to the Closing Date; and

(iii)    Crown Castle Operating Company (the “Borrower”) shall have received at least $600,000,000 in gross cash proceeds from debt financing on substantially the terms and conditions set forth in the Commitment Letter dated January 18, 2007, addressed to the Borrower from Morgan Stanley Senior Funding, Inc., RBS Securities Corporation, The Royal Bank of Scotland, plc, J.P. Morgan Securities Inc. and JPMorgan Chase Bank, N.A., or upon terms that are otherwise reasonably satisfactory to the Borrower.

In the event that any of the conditions set forth in this clause (a) shall not have been fulfilled (or waived by the Buyer) on the Closing Date, this Agreement may be terminated by the Buyer by delivering a written notice of termination to the Sellers.

(b)  The obligations of the Sellers to sell the Shares to the Buyer at the Closing shall be subject to the satisfaction of the following conditions:

(i)      the representations and warranties of the Buyer in this Agreement shall be true and correct in all material respects as of the date hereof and on and as of the Closing Date; and

(ii)     the Buyer shall have complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied under this Agreement at or prior to the Closing Date.

In the event that any of the conditions set forth in this clause (b) shall not have been fulfilled (or waived by the Sellers) on the Closing Date, this Agreement may be terminated by the Sellers by delivering a written notice of termination to the Buyer.

6.	Agreements. Each Seller and the Buyer agrees as follows:

(a)   Subject to Section 6(c), (i) the purchase by the Buyer, and sale by the Sellers, of the Shares pursuant to this Agreement is being made in lieu of the Initial Marketed Secondary Offering (as defined in the Stockholders Agreement) and (ii) upon the consummation of the Closing, the Initial Marketed Secondary Offering shall be deemed to have occurred for purposes of Section 2.3(a) and Section 4.1 of the Stockholders Agreement;

(b)  upon consummation of the Closing, the Shares will no longer constitute Registrable Shares (as defined in the Stockholders Agreement);

(c)   notwithstanding anything to the contrary in the Stockholders Agreement, the Buyer shall have until the date that is 10 days after the Closing Date to satisfy the requirement in Section 2.1(a) of the Stockholders Agreement that the Buyer file the Automatic Shelf Registration Statement (as defined in the Stockholders Agreement) with the United States Securities and Exchange Commission (the “SEC”); provided, however, that if this Agreement is terminated pursuant to Section 5 hereof, the Buyer shall (i) file the Automatic Shelf Registration Statement with the SEC promptly after such termination and (ii) use its reasonable best efforts to commence the Initial Marketed Secondary Offering within 5 days after such termination; and

(d)  each party hereto shall be responsible for all fees and expenses incident to its performance of, or compliance with, its obligations under this Agreement (including, in the case of each Seller, all applicable transfer taxes, if any, involved in the transfer to the Buyer of its Shares to be purchase by the Buyer from such Seller).

7.    Notices. All notices and other communications hereunder shall be in writing and shall be given as provided in Section 5.8 of the Stockholders Agreement.

8.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

9.    No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.  Governing Law; Jurisdiction. This Agreement shall be governed and construed in accordance with the laws of the State of New York, without giving effect to applicable principles of conflict of laws, except to the extent the substantive laws of the State of Delaware are mandatorily applicable under Delaware law. Each of the parties hereto (a) irrevocably and unconditionally submits to the exclusive jurisdiction of the courts of the States of New York and the Court of Chancery of the State of Delaware and any court of the United States located in the Borough of Manhattan in New York City with respect to all actions and proceedings arising out of or relating to this Agreement and the transactions contemplated hereby, (b) agrees that all claims with respect to any such action or proceeding shall be heard and determined in such courts and agrees not to commence any action or proceeding relating to this Agreement or the transactions contemplated hereby except in such courts, (c) irrevocably and unconditionally waives any objection to the laying of venue of any action or proceeding arising out of this Agreement or the transactions contemplated hereby and irrevocably and unconditionally waives the defense of an inconvenient forum and (d) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other matter provided by law.

11.  Severability. Any term of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

12.  Assignment; Amendments. (a) Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns.

(b)  No amendment to this Agreement shall be effective unless it shall be in writing and signed by each of the parties hereto.

(c)   Specific Performance. Each of the parties hereto acknowledges and agrees that the other parties hereto would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties hereto agrees that the other parties hereto shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

13.  Headings. The descriptive headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

[signatures follow]

IN WITNESS HEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

CROWN CASTLE INTERNATIONAL CORP.

By:	/s/ Jay A. Brown
	Name:	Jay A. Brown
	Title:	VP – Treasurer

FORTRESS PINNACLE INVESTMENT FUND LLC

By:	/s/ Randal Nardone
	Name:	Randal Nardone
	Title:	Chief Operating Officer

FRIT PINN LLC

By:	/s/ Randal Nardone
	Name:	Randal Nardone
	Title:	Chief Operating Officer

FORTRESS REGISTERED INVESTMENT TRUST

By:	/s/ Randal Nardone
	Name:	Randal Nardone
	Title:	Chief Operating Officer

FRIT HOLDINGS LLC

By:	/s/ Randal Nardone
	Name:	Randal Nardone
	Title:	Chief Operating Officer

FIT GSL LLC

By:	/s/ Randal Nardone
	Name:	Randal Nardone
	Title:	Chief Operating Officer

GREENHILL CAPITAL PARTNERS, LLC

By:	/s/ Scott L. Bok
	Name:	Scott L. Bok
	Title:	Managing Director

GCP SPV1, LLC
By:	GCP Managing Partner, L.P., its manager

	By:	Greenhill Capital Partners, LLC, its general partner

By:	/s/ Scott L. Bok
	Name:	Scott L. Bok
	Title:	Managing Director

GCP SPV2, LLC
By:	GCP Managing Partner, L.P., its manager

	By:	Greenhill Capital Partners, LLC, its general partner

By:	/s/ Scott L. Bok
	Name:	Scott L. Bok
	Title:	Managing Director

ABRAMS CAPITAL INTERNATIONAL, LTD., a Cayman Islands exempted company
By:	Pamet Capital Management, LP, its Investment Manager

By:	Pamet Capital Management, LLC, its General Partner

By:	/s/ David Abrams
	Name:	David Abrams
	Title:	Managing Member

ABRAMS CAPITAL PARTNERS I, LP, a Delaware limited partnership
By:	Pamet Capital Management, LP, its Investment Manager

By:	Pamet Capital Management, LLC, its General Partner

By:	/s/ David Abrams
	Name:	David Abrams
	Title:	Managing Member

ABRAMS CAPITAL PARTNERS II, LP, a Delaware limited partnership
By:	Pamet Capital Management, LP, its Investment Manager

By:	Pamet Capital Management, LLC, its General Partner

By:	/s/ David Abrams
	Name:	David Abrams
	Title:	Managing Member

WHITECREST PARTNERS, LP, a Delaware limited partnership
By:	Pamet Capital Management, LP, its Investment Manager

By:	Pamet Capital Management, LLC, its General Partner

By:	/s/ David Abrams
	Name:	David Abrams
	Title:	Managing Member

Riva Capital Partners, LP, a Delaware limited partnership
By:	Abrams Capital Management, LLC, its Investment Manager

By:	/s/ David Abrams
	Name:	David Abrams
	Title:	Managing Member

222 partners, llc

By:	/s/ David Abrams
	Name:	David Abrams
	Title:	Managing Member

Schedule 3(a)

Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Stock Purchase Agreement to which this Schedule 3(a) is attached.

All of the Shares owned by GCP SPV I, LLC and GCP SPV 2, LLC (the “GCP Borrowers”) are pledged as collateral pursuant to security agreements entered into in connection with the credit agreements entered into by the GCP Borrowers with Morgan Stanley Mortgage Capital Inc., as administrative agent (“Morgan Stanley”), and certain lenders named in the respective credit agreements.

All of the Shares owned by FRIT Holdings LLC, FRIT PINN LLC and FIT GSL LLC (the “Fortress Pledgors”) are pledged as collateral pursuant to security agreements entered into by the Fortress Pledgors in connection with the margin loan agreements entered into by FRIT Holdings LLC and FIT Holdings LLC with Deutsche Bank AG, London Branch., as agent (“Deutsche Bank”), and the lenders named in the respective margin loan agreements.